Exhibit 99.1

BIOCRYST PROVIDES CORPORATE UPDATE AND REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

Research Triangle Park, North Carolina – August 8, 2013 – BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) today announced financial results for the second quarter ended June 30, 2013.

“The fact that we met all of our goals for the BCX4161 Phase 1 trial and secured government funding for the peramivir NDA filing represents a significant step forward for BioCryst,” said Jon P. Stonehouse, President & Chief Executive Officer of BioCryst. “We look forward to initiating the BCX4161 Phase 2a clinical trial and to submitting a peramivir NDA by year end. Our very successful recent financing has allowed us to attract additional high quality investors into the company and has provided us the cash runway to carry us into 2015.”

Second Quarter Financial Results

For the three months ended June 30, 2013, revenues decreased to $821,000 from $4.2 million in the second quarter of 2012. BARDA/HHS revenue decreased in the second quarter of 2013 due to a decline in reimbursable peramivir expenses, compared to the second quarter of 2012.

Research and development expenses for the quarter decreased to $11.7 million from $12.8 million in the second quarter 2012, due primarily to lower development expenses associated with the peramivir and BCX5191 programs, which were largely offset by a $5.0 million non-cash write-off of a “deferred collaboration costs” asset associated with BioCryst’s Purine Nucleoside Phosphorylase Inhibitor (“PNP”) licensing agreement.

General and administrative expenses for the second quarter 2013 decreased to $1.2 million compared to $1.6 million in 2012, due primarily to the December 2012 corporate restructuring that reduced BioCryst’s cost structure and operations.

In the second quarter of both 2013 and 2012, interest expense was $1.2 million and related to the Company’s non-recourse notes payable. In addition, a mark-to-market gain on our foreign currency hedge of $1.1 million was recognized in the second quarter 2013, compared to a loss of $1.0 million in the second quarter 2012. These gains/losses result from periodic changes in the U.S. dollar/Japanese yen exchange rate and the related mark-to-market valuation of our underlying hedge arrangement.

The net loss for the second quarter of 2013 was $12.2 million, or $0.23 per share, compared to a net loss of $12.3 million, or $0.25 per share, for the second quarter of 2012.

Cash, cash equivalents and investments totaled $31.3 million at June 30, 2013, compared to $28.9 million at March 31, 2013 and $37.1 million at December 31, 2012. Net operating cash use for the second quarter of 2013 was $4.1 million, as compared to $8.1 million for the second quarter of 2012. Net operating cash use for the first six months of 2013 was $13.0 million.

Year to Date Financial Results

For the six months ended June 30, 2013, total revenues decreased to $4.4 million from $16.4 million in the first half of 2012. The decrease in 2013 was primarily due to the recognition of $7.8 million of previously deferred forodesine-related revenue during the first quarter of 2012, resulting from the restructuring of the license agreement between BioCryst and Mundipharma, as well as lower collaboration revenue for the development of peramivir in 2013.

R&D expenses decreased to $19.1 million for the first half of 2013 from $28.3 million in the same period of 2012. Lower 2013 development costs associated with the peramivir and BCX5191 programs were partially offset by higher ulodesine costs, which included a second quarter write-off of a related “deferred collaboration costs” asset. In addition, R&D expenses in 2012 included the recognition of $1.9 million of previously deferred expenses associated with forodesine and the Mundipharma agreement.

G&A expenses decreased to $2.6 million for the six months ended June 30, 2013 from $3.3 million for the six months ended June 30, 2012, due primarily to a December 2012 corporate restructuring that reduced BioCryst’s cost structure and operations.

The net loss for the six months ended June 30, 2013 decreased to $16.7 million, or $0.32 per share, compared to a net loss of $18.3 million, or $0.38 per share for the same period last year.

Corporate Update & Outlook

•

On August 6, BioCryst closed its public offering of 4,600,000 shares of common stock at a price of $4.40 per share, which included the full exercise of the underwriters’ over-allotment option. Net proceeds to BioCryst are expected to be $18.5 million.

•

On July 31, BioCryst was notified by the United States Food and Drug Administration (“FDA”) that it had removed the clinical hold placed on BCX4161 in November 2012. This notification allows the inclusion of U.S. clinical sites in future BCX4161 clinical trials.

•

In July, BioCryst announced that the randomized, placebo-controlled, Phase 1 clinical trial of orally-administered BCX4161 in healthy volunteers successfully met all of its objectives. The safety, tolerability, drug exposure and on-target kallikrein inhibition results of this Phase 1 trial strongly support advancing the development program into a Phase 2a trial in high-attack frequency hereditary angioedema (HAE) patients. This Phase 2a trial is planned to start in 2013.

•

In July, BioCryst reported that Biomedical Advanced Research and Development Authority (BARDA/HHS) released funding of no more than $12.8 million under the current $234.8 million contract to fund predominantly all activities necessary to file a peramivir New Drug Application (NDA). BioCryst is seeking an indication for the treatment of acute uncomplicated influenza and expects to submit the peramivir NDA by the end of 2013.

•	BioCryst completed a pre-NDA meeting with the FDA regarding peramivir in June. BioCryst reached agreement with the FDA regarding all requirements for a complete NDA submission.

Financial Outlook for 2013

Based upon current trends and assumptions, as well as the Company’s restructured operations, BioCryst expects its 2013 net operating cash use to be in the range of $22 to $26 million, unchanged from the guidance originally provided in February 2013. 2013 operating expenses are now expected to be in the range of $45 to $55 million, compared to the previous operating expense guidance of $25 to $35 million. The operating expense range increase of $20 million reflects anticipated incremental operating expenses associated with the pending peramivir NDA filing and the write-off of a “deferred collaboration costs” asset associated with our PNP agreement. It is anticipated that predominantly all of the incremental peramivir filing expenses will be reimbursed by BARDA/HHS.

Conference Call and Webcast

BioCryst’s leadership team will host a conference call and webcast on Thursday, August 8, 2013 at 11:00 a.m. Eastern Time to discuss these financial results and recent corporate developments. To participate in the conference call, please dial 1-877-303-8027 (United States) or 1-760-536-5165 (International). No passcode is needed for the call. The webcast can be accessed by logging onto www.BioCryst.com. Please connect to the website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in infectious and inflammatory diseases, with the goal of addressing unmet medical needs of patients and physicians. BioCryst currently has two late-stage development programs: peramivir, a viral neuraminidase inhibitor for the treatment of influenza, and ulodesine, a purine nucleoside phosphorylase (PNP) inhibitor for the treatment of gout. In addition, BioCryst has several early-stage programs: BCX4161 and a next generation oral inhibitor of plasma kallikrein for hereditary angioedema and BCX4430, a broad spectrum antiviral for hemorrhagic fevers. For more information, please visit the Company’s website at www.BioCryst.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that BioCryst or its licensees may not be able to enroll the required number of subjects in planned clinical trials of its product candidates and that such clinical trials, may not be successfully completed; that the Company or its licensees may not commence as expected additional human clinical trials with product candidates; that the FDA may require additional studies beyond the studies planned for product candidates, or may not provide regulatory clearances which may result in delay of planned clinical trials, or may impose a clinical hold with respect to such product candidate, or withhold market approval for product candidates; that BioCryst may not receive government funding to support the further development of BCX4430; that BARDA/HHS may further condition, reduce or eliminate future funding of the peramivir program; that peramivir may never be approved for any use by the FDA; that ongoing and future preclinical and clinical development may not have positive results; that the Company or its licensees may not be able to continue development of ongoing and future development programs; that such development programs may never result in future product, license or royalty payments being received; that the Company may not be able to retain its current pharmaceutical and biotechnology partners for further development of its product candidates or may not reach favorable agreements with potential pharmaceutical and biotechnology partners for further development of product candidates, including ulodesine; that its actual financial results may not be consistent with its expectations, including that 2013 operating expenses and cash usage may not be within management’s expected ranges. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst’s projections and forward-looking statements.

###

BCRXW

CONTACT:     Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910

BIOCRYST PHARMACEUTICALS, INC.

CONSOLIDATED FINANCIAL SUMMARY

(in thousands, except per share)

Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Royalty revenue	$110	$—	$2,034	$—
Collaborative and other research and development	711	4,210	2,341	16,431

Total revenues	821	4,210	4,375	16,431

Expenses:
Research and development	11,728	12,777	19,139	28,302
General and administrative	1,231	1,609	2,613	3,306
Royalty	4	—	81	—

Total operating expenses	12,963	14,386	21,833	31,608

Loss from operations	(12,142)	(10,176)	(17,458)	(15,177)

Interest and other income	21	57	54	128
Interest expense	(1,165)	(1,160)	(2,345)	(2,320)
Gain (loss) on foreign currency derivative	1,114	(997)	3,071	(959)

Net loss	$(12,172)	$(12,276)	$(16,678)	$(18,328)

Basic and diluted net loss per common share	$(0.23)	$(0.25)	$(0.32)	$(0.38)

Weighted average shares outstanding	53,468	49,218	52,277	48,161

Balance Sheet Data (in thousands)

	June 30, 2013	December 31, 2012
	(Unaudited)	(Note 1)
Cash, cash equivalents and investments	$29,125	$36,750
Restricted cash	2,129	308
Receivables from collaborations	1,024	4,562
Total assets	39,916	57,439
Non-recourse notes payable	30,000	30,000
Accumulated deficit	(409,279)	(392,601)
Stockholders’ deficit	(9,047)	(454)

Note 1: Derived from audited financial statements.